Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2025 First Quarter Results

Reports First Quarter Sales of $2.31 billion

Reports Earnings per Share of $1.72 and Adjusted1 Earnings per Share of $1.92

Declares Quarterly Cash Dividend of $0.51 Per Share

OSHKOSH, Wis. (April 30, 2025) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2025 first quarter net income of $112.2 million, or $1.72 per diluted share, compared to net income of $179.4 million, or $2.71 per diluted share, for the first quarter of 2024. Adjusted1 net income was $124.8 million, or $1.92 per diluted share, for the first quarter of 2025 compared to $191.1 million, or $2.89 per diluted share, for the first quarter of 2024. Comparisons in this news release are to the first quarter of 2024, unless otherwise noted.

Consolidated sales in the first quarter of 2025 decreased $231.0 million, or 9.1 percent, to $2.31 billion primarily due to lower sales volume in the Access segment, partially offset by improved pricing in the Vocational segment.

Consolidated operating income in the first quarter of 2025 decreased 32.5 percent to $175.4 million, or 7.6 percent of sales, compared to $259.7 million, or 10.2 percent of sales, in the first quarter of 2024. The decrease in operating income was primarily due to lower sales volume, higher operating expenses and higher new product development spending, partially offset by favorable price/cost dynamics. Adjusted1 operating income in the first quarter of 2025 decreased 30.3 percent to $191.8 million, or 8.3 percent of sales, compared to $275.3 million, or 10.8 percent of sales, in the first quarter of 2024.

“We are pleased with our start to 2025, led by strong performance in our Vocational segment, double-digit margins in our Access segment and solid progress on the ramp-up of Next Generation Delivery Vehicle production. Adjusted earnings per share of $1.92 was in line with our expectations of approximately $2.00 per share,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “These results reflect the strength of our team and our People First culture, our portfolio of industry-leading businesses and the resilience of our operating model.

“We continued to benefit from solid underlying demand for Oshkosh products in the industries we serve and are confident that we will continue to lead our industries and work effectively across the enterprise to deliver strong customer service and shareholder value.

Oshkosh Corporation Reports Results for 2025 First Quarter

April 30, 2025

“We are closely monitoring the international trade environment, which has evolved rapidly and is likely to remain dynamic. We believe in the underlying trajectory of our operational performance across our company, which would have kept us on track to deliver our full-year adjusted earnings per share guidance of approximately $11.00 excluding the headwinds caused by the recent tariff announcements. Based on announced tariffs and current market conditions, we estimate that the direct adverse impact of tariffs, net of mitigation efforts, could be in the range of $1.00 per share for 2025. We anticipate that company-wide cost reduction actions will partially offset the impact of tariffs by up to $0.50 per share.

“We remain committed to advancing our strategic plan and we believe the trends that support our industry-leading businesses will support our long-term growth,” said Pfeifer.

Factors affecting first quarter results for the Company’s business segments included:

Access - Access segment sales for the first quarter of 2025 decreased $280.4 million, or 22.7 percent, to $957.1 million primarily due to reduced sales volume in North America and higher sales discounts, offset in part by sales related to the acquisition of AUSA.

Access segment operating income in the first quarter of 2025 decreased 50.5 percent to $103.1 million, or 10.8 percent of sales, compared to $208.1 million, or 16.8 percent of sales, in the first quarter of 2024. The decrease was primarily due to lower sales volume, higher sales discounts, higher operating expenses, unfavorable manufacturing absorption and higher new product development spending, offset in part by favorable customer mix.

Adjusted1 operating income in the first quarter of 2025 was $107.8 million, or 11.3 percent of sales, compared to $210.4 million, or 17.0 percent of sales, in the first quarter of 2024.

Vocational - Vocational segment sales for the first quarter of 2025 increased $94.4 million, or 12.2 percent, to $866.8 million due to improved refuse and recycling collection vehicle sales volume and improved pricing.

Vocational segment operating income in the first quarter of 2025 increased 47.1 percent to $117.8 million, or 13.6 percent of sales, compared to $80.1 million, or 10.4 percent of sales, in the first quarter of 2024. The increase was primarily due to improved price/cost dynamics and higher sales volume, offset in part by higher operating expenses, warranty costs and new product development spending.

Adjusted1 operating income in the first quarter of 2025 was $128.8 million, or 14.9 percent of sales, compared to $92.1 million, or 11.9 percent of sales, in the first quarter of 2024.

Defense - Defense segment sales for the first quarter of 2025 decreased $46.1 million, or 9.1 percent, to $463.0 million, as lower sales of tactical wheeled vehicles for the Department of Defense, primarily the result of the wind-down of the Joint Light Tactical Vehicle program, were offset in part by the ramp-up of Next Generation Delivery Vehicle production for the United States Postal Service.

Defense segment operating income in the first quarter of 2025 decreased 95.5 percent to $0.6 million, or 0.1 percent of sales, compared to $13.3 million, or 2.6 percent of sales, in the first quarter of 2024. The decrease was primarily the result of lower sales volume and the impact of changes in cumulative catch-up adjustments.

Corporate and other - Net operating costs for corporate and other in the first quarter of 2025 increased $4.3 million to $46.1 million primarily due to unfavorable Pratt Miller results.

Interest Expense Net of Interest Income - Interest expense net of interest income in the first quarter of 2025 increased $4.2 million to $25.0 million due to a higher average interest rate on customer advances in the Vocational segment as well as higher borrowings on the Company’s Revolving Credit Facility. Borrowings were higher due in part to the acquisition of AUSA in the third quarter of 2024.

-more-

Oshkosh Corporation Reports Results for 2025 First Quarter

April 30, 2025

Provision for Income Taxes - The Company recorded income tax expense in the first quarter of 2025 of $36.8 million, or 24.4 percent of pre-tax income, compared to $54.7 million, or 23.1 percent of pre-tax income, in the first quarter of 2024.

Repurchases of common stock - The Company repurchased 287,552 shares of common stock in the first quarter of 2025 for $28.7 million. Share repurchases completed during the previous twelve months benefited earnings per share in the first quarter of 2025 by $0.03 compared to the first quarter of 2024.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.51 per share of Common Stock. The dividend will be payable on May 30, 2025 to shareholders of record as of May 16, 2025.

2025 Expectations

Based on announced tariffs and current market conditions, the Company estimates that the direct adverse impact of tariffs, net of mitigation efforts, could be in the range of $1.00 per share for 2025. The Company anticipates that company-wide cost reduction actions will partially offset this impact by up to $0.50 per share.

The international trade environment has evolved rapidly and is likely to remain dynamic. The Company's estimate of the direct impacts of tariffs is based on rates as of our earnings announcement and does not reflect potential future indirect impacts, including lower demand, which are difficult to predict at this time.

Conference Call

The Company will host a conference call at 9:30 a.m. EDT this morning to discuss its first quarter results. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse and recycling collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; risks that a trade war and related tariffs could reduce the demand for or competitiveness of the Company’s products or cause inefficiencies in the Company's supply chain; the Company’s ability to increase prices to raise margins or to offset higher input costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to realize the anticipated benefits associated with the AeroTech acquisition; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials;

-more-

Oshkosh Corporation Reports Results for 2025 First Quarter

April 30, 2025

the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms and the potential for shutdowns; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs over 18,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, MAXIMETAL, Oshkosh® S-Series™, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™, Oshkosh® Defense and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

-more-

Oshkosh Corporation Reports Results for 2025 First Quarter

April 30, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended March 31,
	2025	2024
Net sales	$2,312.8	$2,543.8
Cost of sales	1,912.9	2,073.8
Gross income	399.9	470.0

Operating expenses:
Selling, general and administrative	211.0	196.8
Amortization of purchased intangibles	13.5	13.5
Total operating expenses	224.5	210.3
Operating income	175.4	259.7

Other income (expense):
Interest expense	(27.0)	(22.4)
Interest income	2.0	1.6
Miscellaneous, net	0.5	(2.0)
Income before income taxes and losses of unconsolidated affiliates	150.9	236.9
Provision for income taxes	36.8	54.7
Income before losses of unconsolidated affiliates	114.1	182.2
Losses of unconsolidated affiliates	(1.9)	(2.8)
Net income	$112.2	$179.4

Earnings per share:
Basic	$1.73	$2.73
Diluted	1.72	2.71

Basic weighted-average shares outstanding	64,796,278	65,729,472
Dilutive equity-based compensation awards	276,081	398,179
Diluted weighted-average shares outstanding	65,072,359	66,127,651

-more-

Oshkosh Corporation Reports Results for 2025 First Quarter

April 30, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$210.3	$204.9
Receivables, net	1,408.5	1,254.7
Unbilled receivables, net	583.0	636.5
Inventories	2,501.3	2,265.7
Income taxes receivable	41.1	51.2
Other current assets	107.0	114.5
Total current assets	4,851.2	4,527.5
Property, plant and equipment:
Property, plant and equipment	2,425.4	2,394.6
Accumulated depreciation	(1,208.1)	(1,178.1)
Property, plant and equipment, net	1,217.3	1,216.5
Goodwill	1,424.2	1,410.1
Purchased intangible assets, net	765.1	777.6
Deferred income taxes	268.5	259.0
Deferred contract costs	844.2	842.6
Other non-current assets	390.9	389.8
Total assets	$9,761.4	$9,423.1

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$378.5	$362.3
Accounts payable	970.1	1,143.4
Customer advances	637.7	648.8
Payroll-related obligations	173.4	246.2
Income taxes payable	173.1	140.1
Other current liabilities	415.5	446.5
Total current liabilities	2,748.3	2,987.3
Long-term debt	1,099.2	599.5
Non-current customer advances	1,147.9	1,154.4
Deferred income taxes	24.6	26.9
Other non-current liabilities	506.8	502.9
Commitments and contingencies
Shareholders’ equity	4,234.6	4,152.1
Total liabilities and shareholders’ equity	$9,761.4	$9,423.1

-more-

Oshkosh Corporation Reports Results for 2025 First Quarter

April 30, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net income	$112.2	$179.4
Depreciation and amortization	53.6	46.6
Stock-based incentive compensation	8.2	8.7
Deferred income taxes	(12.1)	0.4
Other non-cash adjustments	3.5	5.8
Changes in operating assets and liabilities	(560.3)	(596.7)
Net cash used in operating activities	(394.9)	(355.8)

Investing activities:
Additions to property, plant and equipment	(40.3)	(100.1)
Acquisition of businesses, net of cash acquired	(0.9)	(7.8)
Other investing activities	(1.9)	(3.3)
Net cash used in investing activities	(43.1)	(111.2)

Financing activities:
Proceeds from issuance of debt	1,646.0	1,133.0
Repayments of debt	(1,130.1)	(667.0)
Dividends paid	(32.9)	(30.1)
Repurchases of Common Stock	(28.7)	(15.1)
Other financing activities	(16.2)	(8.3)
Net cash provided by financing activities	438.1	412.5

Effect of exchange rate changes on cash and cash equivalents	5.3	(1.0)
Increase (decrease) in cash and cash equivalents	5.4	(55.5)
Cash and cash equivalents at beginning of period	204.9	125.4
Cash and cash equivalents at end of period	$210.3	$69.9

-more-

Oshkosh Corporation Reports Results for 2025 First Quarter

April 30, 2025

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended March 31,
	2025	2024
Net Sales
Access
Aerial work platforms	$450.8	$591.0
Telehandlers	244.5	373.4
Other	261.8	273.1
Total Access	957.1	1,237.5
Vocational
Municipal fire apparatus	329.8	305.5
Airport products	225.3	198.1
Refuse and recycling vehicles	205.5	147.3
Other	106.2	121.5
Total Vocational	866.8	772.4
Defense
Defense(a)	412.7	509.1
Delivery vehicles	50.3	—
Total Defense	463.0	509.1
Corporate and other(a)	25.9	24.8
Consolidated	$2,312.8	$2,543.8

	Three Months Ended March 31,
	2025	2024
Operating Income (Loss)
Access	$103.1	$208.1
Vocational	117.8	80.1
Defense(a)	0.6	13.3
Corporate and other(a)	(46.1)	(41.8)
Consolidated	$175.4	$259.7

	March 31,
	2025	2024
Period-end backlog:
Access	$1,804.8	$4,230.5
Vocational	6,340.1	5,669.9
Defense(a)	6,400.6	6,391.4
Corporate and other(a)	70.1	55.1
Consolidated	$14,615.6	$16,346.9

(a) In July 2024, the Company moved the reporting responsibility for Pratt Miller from its Defense segment to the Chief Technology and Strategic Sourcing Officer to better utilize Pratt Miller’s expertise across the entire Oshkosh Corporation enterprise. Pratt Miller results are now reported within "Corporate and other" and historical information has been recast to reflect the change.

-more-

Oshkosh Corporation Reports Results for 2025 First Quarter

April 30, 2025

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. However, while adjusted operating income, adjusted net income and adjusted earnings per share exclude amortization of purchased intangibles, revenue and earnings of acquired companies are reflected in adjusted operating income, adjusted net income and adjusted earnings per share and intangible assets contribute to the generation of revenue and earnings. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31,
	2025	2024
Access segment operating income (GAAP)	$103.1	$208.1
Amortization of purchased intangibles	4.7	2.3
Adjusted Access segment operating income (non-GAAP)	$107.8	$210.4

Vocational segment operating income (GAAP)	$117.8	$80.1
Amortization of purchased intangibles	11.0	12.0
Adjusted Vocational segment operating income (non-GAAP)	$128.8	$92.1

Corporate and other operating loss (GAAP)	$(46.1)	$(41.8)
Amortization of purchased intangibles	0.7	1.3
Adjusted corporate and other operating loss (non-GAAP)	$(45.4)	$(40.5)

Consolidated operating income (GAAP)	$175.4	$259.7
Amortization of purchased intangibles	16.4	15.6
Adjusted consolidated operating income (non-GAAP)	$191.8	$275.3

Provision for income taxes (GAAP)	$36.8	$54.7
Income tax effects of adjustments	3.8	3.9
Adjusted provision for income taxes (non-GAAP)	$40.6	$58.6

Net income (GAAP)	$112.2	$179.4
Amortization of purchased intangibles	16.4	15.6
Income tax effects of adjustments	(3.8)	(3.9)
Adjusted net income (non-GAAP)	$124.8	$191.1

Earnings per share-diluted (GAAP)	$1.72	$2.71
Amortization of purchased intangibles	0.25	0.24
Income tax effects of adjustments	(0.05)	(0.06)
Adjusted earnings per share-diluted (non-GAAP)	$1.92	$2.89

###